EXHIBIT 4.03

MOTO PHOTO, INC.

Certificate of Designation, Preferences and

Rights of Preferred Stock Providing for a Series

of Preferred Stock Designated

"Amended Series G Cumulative Non-Voting Preferred Stock"

We, Michael F. Adler, Chairman and Chief Executive Officer, and Jacob A. Myers, Secretary, of Moto Photo, Inc. (hereinafter referred to as the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 thereof, do hereby certify:

That pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), the Board of Directors, at a meeting duly convened and held on December 27, 1999, at which a quorum was present and acting throughout, adopted a resolution providing for the Corporation to establish, pursuant to Section 151(f) of the General Corporation Law of the State of Delaware, a series of d "Amended Series G Cumulative Non-Voting Preferred Stock", which resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation and Bylaws, respectively, the Board of Directors does hereby provide for the establishment as of the Effective Time (as defined in Paragraph G hereof) of a series of Preferred Stock, par value $0.01 per share, of the Corporation, to be designated "Amended Series G Cumulative Non-Voting Preferred Stock" (hereinafter called the "Series G Preferred Stock"), consist designations, powers, preferences and relative and other special rights and qualifications, limitations and restrictions as follows:

A. Dividends. 1. The Corporation shall not be obligated to declare and pay dividends to the holders of the Series G Preferred Stock.

2. So long as any Series G Preferred Stock shall remain outstanding, no dividend whatsoever shall be declared or paid upon or set apart for the Common Stock or any other class of stock or series thereof ranking junior to, or on a parity with, the Series G Preferred Stock in the payment of dividends or liquidation. The foregoing shall not be construed to prohibit the Corporation or any subsidiary from purchasing any of its Common Stock.

3. So long as any shares of Series G Preferred Stock shall remain outstanding, the Corporation shall not issue any other class of stock or series thereof entitled to receive dividends or ranking senior to or on a parity with the Series G Preferred Stock with respect to the distribution of assets upon liquidation or winding up except upon the vote of the Series G Preferred Stock voting as a class, as provided in subparagraph E6 hereof.

B. Liquidation. 1. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series G Preferred Stock shall be entitled to receive out of the net assets of the Corporation, $10 per share, plus an amount equal to all penalty payments, if any, (as described below) accrued and unpaid on each share the date fixed for distribution, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of stock or series thereof ranking junior to the Series G Preferred Stock with respect to the distribution of assets. No payment on account of such dissolution or liquidation or winding up of the affairs of the Corporation shall be made to the holders of any class or series of stock ranking on a parity with the Series G Preferred Stock in respect of the distribution of a ise be paid at the same time to the holders of the Series G Preferred Stock like proportionate distributive amounts, ratably, in proportion to the full distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution.

2. Nothing herein contained shall be deemed to prevent redemption of Series G Preferred Stock by the Corporation in the manner provided in Paragraph C hereof. Without limiting the provisions of Paragraph C hereof, neither the merger nor consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or release of all or any part of the assets of the Corporation, shall be de dation or winding up of the Corporation within the meaning of this Paragraph B.

3. Written notice of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable shall be given by mail, postage prepaid, at least 15 days, but not more than 75 days, prior to the payment date stated therein, to the holders of the Series G Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

C. Redemption. The Series G Preferred Stock shall be subject to both mandatory and optional redemption as provided in this Paragraph C.

1. The basic redemption price shall be $10 per share of Series G Preferred Stock (as the same may be adjusted pursuant to this Paragraph C, the "Redemption Price"). Any redemption pursuant to this Paragraph C in cash shall be solely from Cash (as defined in the following sentence). For purposes of this Paragraph C, the capitalized term "Cash" shall mean Cash derived from the proceeds of a new issuance or issuances of equity securities, as such term is defined in Section 3(a)(11) of t 934, as amended. With respect to any redemption pursuant to this Paragraph C in shares of Common Stock of the Corporation, the shares of Common Stock to be issued to the holders of Series G Preferred Stock shall be valued at ninety percent (90%) of the Current Market Price (as defined in Paragraph G hereof) of shares of the Common Stock on the date on which notice of redemption is given by the Corporation, in the case of a redemption pursuant to subparagraph C2, or the date on which the notice demanding re s of Series G Preferred Stock, in the case of a redemption pursuant to subparagraphs C3 or C4.

2. Subject to the limitations set forth in this subparagraph C2, the Corporation shall have the right, exercisable at its option, to redeem shares of Series G Preferred Stock, in whole or in part, at any time and from time to time, by payment of the Redemption Price, at the Corporation's option, in Cash or in shares of Common Stock. The Corporation may exercise its right of optional redemption pursuant to this subparagraph C2 by providing written notice to the holders of the Series G notice shall specify the date fixed for redemption and the place where the amount to be paid upon redemption is payable and which shall be mailed, postage prepaid, at least 30 days but not more than 60 days prior to such redemption date to the holders of record of the Series G Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. In each instance of redemption pursuant to this subparagraph C2, the number of shares redeemed shall be such that ion Price the mathematical product shall not be less than $1,000,000. In addition, each holder of the Series G Preferred Stock shall have the right to refuse any redemption by the Corporation in shares of Common Stock pursuant to this subparagraph C2 and may elect to continue to hold the shares of Series G Preferred Stock by providing written notice of such refusal to the Corporation at its principal executive office within 15 days following the date of mailing by the Corporation of the notice of redemptio ion in Common Stock (i) shall not affect any other provisions of this Paragraph C and (ii) shall not impair the rights of the Corporation to propose any future redemption in Common Stock or the rights of the holders of the Series G Preferred Stock to refuse any such future redemption in Common Stock as provided herein.

3. Each holder of shares of Series G Preferred Stock shall have the right, at its option, to require the Corporation at one time or from time to time to redeem shares of the Series G Preferred Stock pursuant to the following provisions :

(a) Each holder may cause the Corporation to redeem shares of the Series G Preferred Stock from the proceeds of each offering of the Common Stock for cash pursuant to an effective registration statement pursuant to Section 5 of the Securities Act of 1933, as amended (an "Offering"), other than an Offering relating to an employee benefit plan of the Corporation, which is closed prior to the Mandatory Redemption Date (as hereinafter defined). The maximum number of shares of Series G Pr e med pursuant to this subparagraph shall be that number which may be redeemed from the portion of the Offering determined by dividing (A) the aggregate number of shares of Series G Preferred Stock then outstanding times the Redemption Price by (B) the sum of the amount in (A) plus the total amount of proceeds of the Offering, net of all expenses incident to the making of the Offering, including, without limitation, all registration and filing fees and expenses, fees and expenses of compliance with securities ns, listing expenses, underwriters commissions and concessions, and fees and disbursements of counsel and accountants.

(b) Each holder may cause the Corporation to redeem all, but not less than all, shares of the Series G Preferred Stock held by such holder upon the occurrence prior to the Mandatory Redemption Date of any of the following events, each of which constitutes a "Redemption Event":

(i) The termination of involvement in the day-to-day management of the Corporation of either of Michael F. Adler or David A. Mason and the Corporation has not replaced such individual or individuals with an executive reasonably acceptable to Fuji (A) within twelve months if termination results from death or disability or (B) within six months if termination results from any reason other than death or disability; or

(ii) (A) The occurrence and continuance of a material default in the performance of any of the agreements identified in clause (B) below which permits Fuji to terminate such agreement; or

(B) Any of the Securities Purchase Agreement, Supply Agreement, Security Agreement and Registration Rights Agreement, each as executed by the Corporation and Fuji Photo Film U.S.A., Inc. ("Fuji"), or the Promissory Note, dated December 30, 1999, in favor of Fuji and executed by the Corporation, shall at any time after this execution and delivery and for any reason other than termination on material default by Fuji cease to be in full force and effect (other than, in the case of the Sec he payment in full of the obligations secured thereby); or

(C) Any indebtedness of the Corporation for borrowed money or any capitalized lease obligation or any purchase money indebtedness in excess of $ 100,000 shall be declared to be due and payable or required to be repaid (other than by a regularly scheduled required repayment), prior to the stated maturity thereof; and

(D) in the case of (A), (B) or (C) such event has not been cured by the Corporation within six months;

(iii) Any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than Fuji or a director or executive officer of the Corporation holding office on the date hereof or a beneficial owner of at least five percent (5%) of the Corporation's Common Stock on the date hereof becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of capital stock of the Company whic ting power of thirty percent (30%) or more in the election of directors of the Corporation;

(iv) The Corporation commences a voluntary case concerning the Corporation under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successors thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Corporation under the Bankruptcy Code and relief is ordered against the Corporation or the petition is controverted but is not dismissed within 90 days; or the Corporation admits in writing its inability to pay its debts g ue; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Corporation; or the Corporation commences any other proceeding under any reorganization. arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Corporation or there is commenced against the Corporation any such proceeding which remains undismissed Corporation is adjudicated insolvent or bankrupt; or the Corporation fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the Corporation by any act or failure to act indicates its consent to, approval of or acquiescence in any such case or proceeding or in the appointment of any custodian or the like of or for it or any substantial part of its property or suffers any ndischarged or unstayed for a period of 90 days; or the Corporation makes a general assignment for the benefit of creditors; or any action is taken by the Corporation for the purpose of effecting any of the foregoing; or

(v) Upon (i) any consolidation or merger of the Corporation with any other person or persons as a result of which the stockholders of the Corporation immediately prior to such consolidation or merger own less than seventy percent (70%) of the common stock of the surviving entity of such consolidation or merger immediately following such consolidation or merger, or any sale, lease or other disposition of assets of the Corporation or any of its subsidiaries which, when aggregated with an itions of assets of the Corporation or any of its subsidiaries results in a sale, lease or other disposition of all or substantially all of the assets of the Corporation, or (ii) a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than thirty percent (30%) of the outstanding shares of Common Stock. The Corporation shall not effect any such consolidation, merger, sale, transfer or other disposition, or enter into any agreement providing for the making of a r unless prior to or simultaneously with the consummation of such transaction the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing or otherwise acquiring such properties shall assume, by written instrument executed and mailed or delivered to the holders of Series G Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to redeem the Series G Preferred Stock as provided in this

(c) The holder of any shares of Series G Preferred Stock may exercise its right to require the Corporation to redeem such shares pursuant to subparagraphs C3(a) and C3(b) above by giving written notice demanding redemption to the Corporation at its principal executive office. In connection with any required redemption pursuant to subparagraph C3(b) above, within 15 days following receipt of notice of required redemption from any holder of Series G Preferred Stock, the Corporation shal h of the holders requiring redemption stating whether the Corporation shall pay the Redemption Price in Cash or in shares of Common Stock. If the Corporation elects to pay the Redemption Price in shares of Common Stock, each holder of the Series G Preferred Stock shall have the right to refuse any such redemption by the Corporation and may elect to continue to hold the shares of Series G Preferred Stock by providing written notice of such refusal to the Corporation within 15 days following such holder's re rporation specifying payment in shares of Common Stock. Any such refusal of redemption in Common Stock shall be deemed to cure the Redemption Event giving rise to the requested redemption but otherwise (i) shall not affect any other provisions of this Paragraph C and (ii) shall not impair the rights of the Corporation to elect to pay any future redemption required pursuant to subparagraph C3(b) in shares of Common Stock or the rights of the holders of the Series G Preferred Stock to refuse any such redempt herein. Any redemption pursuant to subparagraph C3 shall be effective, in the case of a redemption under subparagraph C3(a), on the date next following the closing date of the Offering and, in the case of a redemption under subparagraph C3(b), on the date 60 days following the date of the notice from the holders of Series G Preferred Stock to the Corporation demanding such redemption. On the date so fixed for redemption, and to the extent the redemption has not been refused by holders of Series G Preferr Corporation shall deliver or cause to be delivered to the holders of the shares being redeemed the Redemption Price for the shares in accordance with the payment provisions of this Paragraph C.

4. If any shares of Series G Preferred Stock remain outstanding on or after January 1, 2003 (the "Mandatory Redemption Date"), each holder of Series G Preferred Stock shall have the right to require the Corporation to redeem all, but not less than all, of the shares of Series G Preferred Stock held by each such holder. Such right may be exercised by such holders by giving written notice demanding redemption to the Corporation at its principal executive office. Within 15 days followin redemption from any holder of Series G Preferred Stock, the Corporation shall provide written notice to each of the holders requiring redemption stating whether the Corporation shall pay the Redemption Price in Cash or in shares of Common Stock. If the Corporation elects to pay the Redemption Price in shares of Common Stock, each holder of the Series G Preferred Stock shall have the right to refuse any such redemption by the Corporation and may elect to continue to hold the shares of Series G Preferred St of such refusal to the Corporation within 15 days following such holder's receipt of the notice from the Corporation specifying payment in shares of Common Stock. Any such refusal of redemption in Common Stock (i) shall not affect any other provisions of this Paragraph C and (ii) shall not impair the rights of the Corporation to elect to pay any future redemption required pursuant to subparagraph C4 in shares of Common Stock or the rights of the holders of the Series G Preferred Stock to refuse any such r ovided herein. Any redemption pursuant to this subparagraph C4 shall be effective on the date 60 days following the date of the notice from the holders of Series G Preferred Stock to the Corporation demanding such redemption. On the date so fixed for redemption, the Corporation shall deliver or cause to be delivered to the holders of the shares being redeemed the Redemption Price for the shares in accordance with the payment provisions of this Paragraph C.

5. If less than all of the outstanding shares of the Series G Preferred Stock shall be called for redemption, the particular shares to be redeemed shall be allocated among the respective holders of shares of Series G Preferred Stock pro rata, or by lot, as the Board of Directors may determine.

6. If notice of or demand for redemption shall have been mailed as provided in this Paragraph C and if on or before the redemption date specified in the notice to the holders of Series G Preferred Stock delivered in accordance with subparagraph C2, or as fixed as provided in subparagraphs C3(c) and C4(b) (and after any affected holders shall have had the opportunity to refuse redemption in Common Stock, as applicable), all funds necessary for such redemption shall have been set aside b apart from its other funds, in trust for the account of the holders of the shares so to be redeemed, so as to be and continue to be available therefor, then, on and after said redemption date, notwithstanding that any certificate for shares of the Series G Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, the right to receive dividends thereon shall cease to accrue, a uch shares of the Series G Preferred Stock so called for redemption shall forthwith terminate, except only the right of the holders thereof to receive out of the funds so set aside in trust the amount payable on redemption thereof, but without interest. However, if notice of or demand for redemption shall have been mailed as provided in this Paragraph C and if prior to the date of redemption (and after any affected holders shall have had the opportunity to refuse redemption in Common Stock, as applicable), eposited in trust, for the account of the holders of the shares of Series G Preferred Stock to be redeemed (and so as to be and continue to be available therefor), with a bank or trust company which is named in any notice from the Company to the holders of Series G Preferred Stock which does business in Dayton, Ohio, and has capital, surplus and undivided profits of at least $100,000,000, thereupon and without awaiting the redemption date all shares of Series G Preferred Stock with respect to which notice o l have been so mailed and such deposit shall have been so made shall be deemed to be no longer outstanding, and all rights with respect to such shares of Series G Preferred Stock shall forthwith upon such deposit in trust terminate except the right of the holders thereof on or after the redemption date to receive from such deposit the amount payable upon the redemption, but without interest. In case the holders of shares of Series G Preferred Stock which shall have been redeemed shall not within six years any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand, pay over to the Corporation any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall look only to the Corporation for payment of the redemption price thereof, but without interest.

7. The Corporation covenants and agrees as follows: (i) All shares of the Common Stock or other capital stock of the Corporation which may be issued upon the redemption for stock of each share of Series G Preferred Stock will, upon issuance, be legally and validly issued, fully paid, and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof; (ii) The maximum number of shares of the Common Stock or other capital stock of the Corporation which, on t h ificate, may be issued upon the redemption of the shares of Series G Preferred Stock have been duly authorized and reserved for issuance; (iii) If, for any reason, such number of shares become insufficient for the redemption of the Series G Preferred Stock as provided herein, the Corporation will promptly take such action as may be necessary or appropriate to increase such number of shares of its Common Stock or other capital stock authorized and reserved pursuant hereto such number as at that time may be s ion in full of the Series G Preferred Stock as provided herein.

8. No fractional shares or scrip representing fractional shares shall be issued upon the redemption of any shares of Series G Preferred Stock for shares of Common Stock. If, upon the redemption of any shares of Series G Preferred Stock as an entirety, the holder would, except for the provisions of this subparagraph, be entitled to receive a fractional share of Common Stock, then an amount equal to such fractional share multiplied by the Current Market Value of shares of the Common Sto tion in cash to such holder.

9. Shares of Series G Preferred Stock redeemed or otherwise purchased or acquired by the Corporation shall not be reissued as shares of Series G Preferred Stock but shall assume the status of authorized but unissued shares of preferred stock, par value $0.01 per share, of the Corporation.

10. The Corporation shall take all legally permissible steps to ensure that the steps necessary for redemption shall have been taken on or before the date of such redemption.

11. The Corporation's obligation to redeem as provided in subparagraphs C3 and C4 shall be suspended for so long as Fuji is in default pursuant to the Supply Agreement.

D. Penalty Payments. 1. If the Company fails to redeem the shares of Series G Preferred Stock on or prior to January 1, 2003, the holders of shares of Series G Preferred Stock outstanding after January 1, 2000 shall be entitled to receive penalty payments payable quarterly on March 31, June 30, September 30, and December 31 in each year to record holders of Series G Preferred Stock as of the 15th day of March, June, September and December, respectively, in the following aggr

2003 $0.90 per share per annum

2004 and $1.00 per share per annum

thereafter

2. Penalty payments upon shares of the Series G Preferred Stock as provided in this Paragraph D shall commence to accrue and be cumulative from January 1, 2003, and shall not accrue prior to that date. Penalty payments accumulated on any shares of the Series G Preferred Stock shall not bear interest.

E. Voting. The holders of the Series G Preferred Stock shall have no voting power except as set forth in this Paragraph E.

1. (a) If at any time the equivalent for six or more consecutive full penalty payments payable on the Series G Preferred Stock shall be in arrears, the number of directors constituting the Board of Directors of the Company shall be increased by two, and the holders of the Series G Preferred Stock shall have the exclusive right to elect two directors to fill such newly-created directorships. If the arrearage described in the preceding sentence is continuing, then on each occasion t h nal two consecutive full penalty payments shall be in arrears, the number of directors constituting the Board of Directors of the Corporation shall be increased by an additional one director and the holders of the Series G Preferred Stock shall have the exclusive right to elect one director to fill such newly-created directorship. In no event, however, shall directors elected by the holders of Series G Preferred Stock, after giving effect to the election thereof, constitute more than one-third of the entir

(b) The rights granted by this subparagraph 1 shall remain vested until all penalty payments in arrears on the Series G Preferred Stock have been paid or all shares of the Series G Preferred Stock have been redeemed, at which time (i) the right shall terminate (subject to revesting in the case of any subsequent arrearage of the kind described above); (ii) the term of the directors then in office elected by the holders of the Series G Preferred Stock shall terminate immediately; and (ii tituting the Board of Directors of the Corporation shall be reduced by the number of directors elected exclusively by the holders of the Series G Preferred Stock.

2. (a) If a Redemption Event occurs and has not been cured within any applicable period of grace, and notice of redemption of all shares of the Series G Preferred Stock for which redemption has been requested pursuant to subparagraph C3(b) hereof shall not have been given, the number of directors constituting the Board of Directors of the Corporation shall be increased by such number as, after giving effect to such increase and including in such number any director previously electe ill constitute a majority of the entire Board, and the holders of the Series G Preferred Stock shall have the exclusive right to elect directors to fill such newly-created directorships.

(b) The right described in this subparagraph 2 shall remain vested until the Corporation shall have redeemed all of the then-outstanding shares of the Series G Preferred Stock, but, where the Redemption Event was an event capable of cure, such right may be earlier terminated upon the Corporation having cured such event and provided evidence reasonably satisfactory to the holders of the Series G Preferred Stock of such cure. Upon the occurrence of such event, the term of the directors ely by the holders of the Series G Preferred Stock shall terminate immediately and the number of directors constituting the Board of Directors of the Corporation shall be reduced by the number of directors elected exclusively by the holders of the Series G Preferred Stock.

3. Whenever the right described in subparagraph 1 or 2 of this Paragraph E shall vest, it may be exercised initially either at d special meeting of holders of both the Series G Preferred Stock or at any annual shareholders' meeting. A special meeting for the exercise of such right shall be called by the Secretary of the Corporation within 10 days after receipt of a written request signed by the holders of record of at least 10 percent of the outstanding shares of the Series G Preferre

4. (a) Any director who shall have been elected exclusively by the holders of the Series G Preferred Stock pursuant to subparagraph 1 or 2 shall hold office for a term expiring (subject to the earlier termination of the arrearage of the kind described in subparagraph 1 or the Redemption Event) at the next annual meeting of shareholders. During such term any such director may be removed at any time, either for or without cause, by, and only by, the affirmative vote of the holders of tstanding shares of the Series G Preferred Stock given at a special meeting of such holders called for the purpose and any vacancy created by such removal may also be filled at such meeting. A meeting for the removal of a director elected pursuant to subsection 1 or 2 and the filling of the vacancy created thereby shall be called by the Secretary of the Corporation within 10 days after receipt of a request therefor signed by the holders of not less than 25 percent of the outstanding shares of the Series G

(b) Any vacancy caused by the death or resignation of a director who shall have been elected by the holders of the Series G Preferred Stock pursuant to this Paragraph E may be filled only by the holders of a majority of all outstanding shares of the Series G Preferred Stock at a meeting called for such purpose. Such meeting of the holders of the Series G Preferred Stock shall be called by the Secretary of the Corporation at the earliest practicable date after any such death or resigna 0 days after receipt of a written request signed by the holders of record of at least 10 percent of the outstanding shares of the Series G Preferred Stock.

(c) If any meeting of the holders of the Series G Preferred Stock required by this Paragraph E to be called shall not have been called within 10 days after personal service of a written request therefor upon the Secretary of the Corporation or within 15 days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Corporation at its principal office, then the holders of record of at least 10 percent of the outstanding shares of the esignate in writing one of their number to call such meeting at the expense of the Corporation and such meeting may be called by such person so designated. Any holder so designated shall have access to the stock ledger of the Corporation for the purpose of causing meetings of shareholders to be called pursuant to the provisions of this Paragraph E.

(d) Any meeting of the holders of the Series G Preferred Stock to vote as a class for the election or removal of directors shall be held at the place at which the last annual meeting of shareholders was held. At such meeting, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Series G Preferred Stock shall be required to constitute a quorum; in the absence of a quorum, a majority of the holders present in person or by proxy shall have the om time to time without notice, other than announcement at the meeting, until a quorum shall be present.

5. So long as any shares of the Series G Preferred Stock are outstanding (i) the Corporation shall not, without the consent of the holders of at least two-thirds of the number of shares of the Series G Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at an annual meeting or a special meeting called for the purpose, amend, alter or repeal any of the provisions of the Certificate of Incorporation of the Corporation or of the resolution of Corporation creating the Series G Preferred Stock so as to affect adversely the rights, powers or preferences of the Series G Preferred Stock; (ii) the Corporation shall not, without consent of the holders of at least two-thirds of the number of shares of Series G Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at an annual meeting or a special meeting called for the purpose, create or authorize any additional class or series of stock entitled to payment of or on a parity with the Series G Preferred Stock in respect of distribution of assets on liquidation, or increase the authorized amount of any additional class or series of stock entitled to payment of dividends or ranking prior to or on a parity with the Series G Preferred Stock in respect of distribution of assets on liquidation or create or authorize any obligation or security convertible into or evidencing the right to purchase shares of stock of any additional class or series entitled to payment of div n a parity with the Series G Preferred Stock in respect of distribution of assets on liquidation; and (iii) the Corporation shall not, without the consent of the holders of at least two-thirds of the number of shares of Series G Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at an annual meeting or a special meeting called for the purpose, create or authorize any additional class or series of stock, or any obligation or security convertible into or evidenc s of stock of any such class or series, which class or series has rights to receive any cash payments by the Corporation other than by way of redemption or by way of dividends or distribution of assets on liquidation, and provided that if any such dividend or distribution of assets on liquidation shall be pursuant to rights required to be approved by the holders of Series G Preferred Stock as provided in the preceding clause (ii), such approval shall have been obtained.

6. Any action specified in this Paragraph E as requiring the vote or consent of a specified proportion of the votes of the shares of the Series G Preferred Stock at the time outstanding or represented at a meeting may be taken by written consent as permitted by Section

228 of the Delaware General Corporation Law.

7. For purposes of the voting rights set forth in this Paragraph E, the holders of the Series G Preferred Stock shall be entitled to one vote for each share held.

F. Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Series G Preferred Stock.

G. Definitions. When used in this Certificate of Designation, the following terms have the meanings set forth below:

"Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

"Current Market Price", when used with reference to shares of Common Stock or other securities on any date, shall mean the average of the daily closing prices per share of Common Stock or such other securities for the 20 consecutive business days commencing on the 25th business day immediately preceding the day in question. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked p e as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock or such other securities are listed or admitted to trading or, if the Common Stock or such other securities are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nation alers, Inc. Automated Quotation System or such other system then in use, or, if on any such date the Common Stock or such other securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock or such other securities selected by the Board of Directors of the Corporation. If the Common Stock or such other securities are not publicly held or so listed or publicly traded, "Current Market Price" ue per share of Common Stock or of such other securities as determined in good faith by the Board of Directors of the Corporation based on an opinion of an independent banking firm with an established reputation as a valuer of securities, which opinion may be based on such assumptions as such firm shall deem necessary and appropriate.

"Effective Time" shall mean such time as this Certificate of Designation is filed with the Secretary of State of the State of Delaware.

    Condition Precedent. Anything to the contrary herein notwithstanding, the establishment of the Amended Series G Cumulative Non-Voting Preferred Stock shall be conditioned upon the surrender and cancellation of all of the existing outstanding Series G Cumulative Non-Voting Preferred Stock.

IN WITNESS WHEREOF, said Moto Photo, Inc. has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Michael F. Adler, as Chairman and Chief Executive Officer, and Jacob A. Myers, as Secretary, this 30th day of December, 1999.

MOTO PHOTO, INC.

Michael F. Adler

Chairman and Chief Executive Officer

ATTEST:

Jacob A. Myers, Secretary

[CORPORATE SEAL]